MORGAN STANLEY INVESTMENT MANAGEMENT INC.
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT made this
1st day of June, 2005 by and between  The Universal
Institutional Funds, Inc. (formerly, Morgan Stanley Universal
Funds, Inc.), a Maryland corporation (the "Fund"),
and Morgan Stanley Investment Management Inc. (formerly,
Morgan Stanley Asset
Management Inc.), a Delaware corporation (the "Adviser").
WHEREAS, the Fund entered into an Investment Advisory
Agreement to provide certain investment advisory and other
services with the Adviser, effective
as of May 31, 1997, as amended (the "Current Investment
Advisory Agreement"); and WHEREAS, this Agreement amends and restates, in its entirety, the Current Investment Advisory
Agreement to reduce the fee payable hereunder by certain
of the Fund's portfolios; NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Duties of Adviser.  The Fund hereby appoints the Adviser
to act as investment adviser to the investment funds
(the "Portfolios") of the Fund as set forth on Schedule A
attached hereto, for the period and on such terms as set
forth in this Agreement.  The Fund employs the Adviser to
manage the investment and reinvestment of the assets of the
Portfolios, to continuously review, supervise and administer the investment program of each of the Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each Portfolios' assets to be held uninvested, to provide the Fund with records concerning the Adviser's
activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and applicable laws and regulations.  The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space,
furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Unless and until otherwise directed by the Board of Directors of the Fund, the Adviser is authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.
3. Compensation of the Adviser.  For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser, at the end of each of the Fund's fiscal quarters, an advisory fee calculated by applying a quarterly rate, based on the annual percentage rates as set forth in Schedule B attached hereto with respect to the average daily net assets of each of the Portfolios for the quarter. In the event of termination of this Agreement, the fees provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.
4. Other Services. At the request of the Fund, the Adviser in its discretion may make available to the Fund office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Fund at the Adviser's cost.
5. Reports.  The Fund and the Adviser agree to furnish to each other current prospectuses, statements of additional information, proxy statements, reports to stockholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.
6. Status of Adviser.  The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.
7. Liability of Adviser.  In the absence of (i) willful
misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or
(iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section (36b)(3) of the Investment Company Act of 1940, as amended ("1940 Act")), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any stockholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any of the Portfolios.
8. Permissible Interests. Subject to and in accordance with the Articles of Incorporation of the Fund and the Certificate of Incorporation of the Adviser, Directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser
(or any successor thereof) as Directors, officers, agents,
stockholders or otherwise; Directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as Directors, officers, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a stockholder or otherwise; and that the effect of any such interrelationships shall be governed by said Articles of Incorporation, Certificate of Incorporation and the provisions of the 1940 Act.
9. Duration and Termination.  This Agreement, unless sooner
terminated as provided herein, shall continue until the earlier of the end of two years after the date first written above or a date within such two-year period as specifically approved (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of each of the Portfolios; and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the
Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of each of the Portfolios; provided, however, that if the holders of any Portfolios fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940
Act and rules thereunder. This Agreement may be terminated with respect to any of the Portfolios at any time, without the payment of any penalty, by vote of a majority of the entire Board of
Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser.  This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days'
written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control of the Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee.
As used in this Section 9, the terms "assignment," "interested persons," and "a vote of a majority the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.
10. Amendment of Agreement.  This Agreement may be amended
by mutual consent, but the consent of the Fund must be approved
(a) by vote of a majority of those members of the Board of
Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of each of the Portfolios.
11. Use of Name.  The Fund agrees that if this Agreement
is terminated and the Adviser shall no longer be the adviser to the Fund, the Fund will, within a reasonable period of time, change its name to delete reference to "Morgan Stanley."
12. Severability.  If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
13. Applicable Law.  This Agreement shall be construed in
accordance with the laws of the State of New York, provided, that nothing herein shall be construed as being inconsistent with the 1940 Act.
14.	Counterparts.  This Agreement may be executed in one
or more counterparts, each of which shall be deemed to be an original.
IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their officers thereunto duly
authorized as of the day and year first written above.
MORGAN STANLEY INVESTMENT
MANAGEMENT INC.
By:
	Name:
	Title:
		THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
By:
	Name:
	Title:

SCHEDULE A
PORTFOLIOS
1.	Asian Equity Portfolio
2.	Balanced Portfolio
3.	Capital Preservation Portfolio
4.	Core Equity Portfolio
5.	Core Plus Fixed Income Portfolio
6.	Emerging Markets Debt Portfolio
7.	Emerging Markets Equity Portfolio
8.	Equity and Income Portfolio
9.	Equity Growth Portfolio
10.	Global Franchise Portfolio
11.	Global Value Equity Portfolio
12.	High Yield Portfolio
13.	International Fixed Income Portfolio
14.	International Magnum Portfolio
15.	Investment Grade Fixed Income Portfolio
16.	Latin American Portfolio
17.	Mid Cap Growth Portfolio
18.	Money Market Portfolio
19.	Multi-Asset Class Portfolio
20.	Small Company Growth Portfolio
21.	Targeted Duration Portfolio
22.	Technology Portfolio
23.	U.S. Mid-Cap Value Portfolio
24.	U.S. Real Estate Portfolio
25.	Value Portfolio
SCHEDULE B - As of June 1, 2005
ADVISORY FEES FOR THE FUND'S PORTFOLIOS ADVISED BY MSIM
		Assets
Portfolio	First $500 million	From $500
million to $1 billion	More than $1 billion
Asian Equity Portfolio	0.80%	0.75%	0.70%
Balanced Portfolio	0.50%	0.45%	0.40%
Capital Preservation Portfolio	0.45%	0.40%	0.35%
Core Equity Portfolio	0.55%	0.50%	0.45%
Core Plus Fixed Income Portfolio	0.375% up to
$1 billion; 0.30% over $1 billion.
Emerging Markets Debt Portfolio	0.75%	0.70%	0.65%
Emerging Markets Equity Portfolio	1.25% of first
$500 million; 1.20% from $500 million to $1 billion;
1.15% from $1 billion to $2.5 billion; 1.00% over
$2.5 billion.
Equity and Income Portfolio	0.50% of first $150
million; 0.45% from $150 million to $250 million;
0.40% from $250 million to $350 million; 0.35% over
$350 million.
Equity Growth Portfolio	0.50% of first $1 billion;
0.45% from $1 billion to $2 billion; 0.40% from $2
billion to $3 billion; 0.35% over $3 billion.
Global Franchise Portfolio	0.80%	0.75%	0.70%
Global Value Equity Portfolio	0.67% of first
$1 billion; 0.645% from $1 billion to $1.5 billion;
0.62% from $1.5 billion to $2.5 billion; 0.595%
from $2.5 billion to $3.5 billion; 0.57% from $3.5
billion to $4.5 billion; 0.545% over $4.5 billion.
High Yield Portfolio	0.42% of the first $500
million; 0.345% from $500 million to $750 million;
0.295% from $750 million to $1 billion; 0.27% from
$1 billion to $2 billion; 0.245% from $2 billion to
$3 billion; 0.22% over $3 billion.
International Fixed Income Portfolio	0.50%	0.45%
0.40%
International Magnum Portfolio	0.80%	0.75%	0.70%
Investment Grade Fixed Income Portfolio	0.40%	0.35%
0.30%
Latin American Portfolio	1.10%	1.05%	1.00%
Mid Cap Growth Portfolio	0.75%	0.70%	0.65%
Money Market Portfolio	0.30%	0.25%	0.20%
Multi Asset Class Portfolio	0.65%	0.60%	0.55%
Small Company Growth Portfolio	0.92% of the first $1
billion; 0.85% from $1 billion to $1.5 billion;
0.80% over $1.5 billion.
Targeted Duration Portfolio	0.40%	0.35%	0.30%
Technology Portfolio	0.80%	0.75%	0.70%
U.S. Mid Cap Value Portfolio	0.72% up to $1 billion;
0.65% over $1 billion.
U.S. Real Estate Portfolio	0.80%	0.75%	0.70%
Value Portfolio	0.55%	0.50%	0.45%